Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” and  in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated May 15, 2018, on the March 31, 2018 financial statements and financial highlights of the Weitz Funds (comprising Value Fund, Partners Value Fund, Partners III Opportunity Fund, Hickory Fund, Balanced Fund, Core Plus Income Fund, Short Duration Income Fund, Ultra Short Government Fund, and Nebraska Tax-Free Income Fund) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 39 to the Registration Statement under the Securities Act of 1933 (No. 333-107797).

/s/ Ernst & Young LLP

Cincinnati, Ohio
July 20, 2018